Exhibit 99.1

YETI Announces Resignation of Chief Financial Officer

AUSTIN, Texas (BusinessWire) Sept. 23, 2022– YETI Holdings, Inc. (“YETI”) (NYSE: YETI), the global retailer and innovator of premium outdoor products, today announced the resignation of Chief Financial Officer, Paul Carbone, effective October 28, 2022. Mr. Carbone will be returning to Boston to pursue a business opportunity that will allow him to be closer to family.

“Paul has made an indelible contribution to the organization during his tenure and was instrumental in guiding YETI through our initial public offering in 2018,” said Matt Reintjes, President & CEO at YETI. “On behalf of the Board of Directors and our entire team, I want to thank Paul for his successful leadership as CFO for our first four years as a public company and I wish Paul and his family all the best on their next adventure.”

Mr. Carbone commented, “I’m incredibly proud of the work we’ve done since I joined YETI in 2018, transitioning from a private entity to an established public company. It has been an honor to work alongside such a dedicated and talented team. I look forward to a smooth transition over the next five weeks and know YETI is well positioned for the future.”

YETI and its Board of Directors have already commenced a search for a new Chief Financial Officer and Mr. Carbone will be actively supporting the transition before his departure.

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About YETI Holdings, Inc.

Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Contact:

media@yeti.comn